SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☐ Preliminary proxy statement.

☐ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

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CROWN CRAFTS, INC.

(Name of Registrant as Specified in its Charter)

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I
WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.
WYNNEFIELD CAPITAL MANAGEMENT, LLC
WYNNEFIELD CAPITAL, INC.
CHANNEL PARTNERSHIP II, L.P.
NELSON OBUS
JOSHUA H. LANDES

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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WYNNEFIELD GROUP
450 Seventh Avenue, Suite 509
New York, NY 10123

August 3, 2007

ATTENTION CROWN CRAFTS STOCKHOLDERS:
DON’T JUST TAKE OUR WORD FOR IT

TWO LEADING INDEPENDENT PROXY VOTING ADVISORS RECOMMEND THAT YOU VOTE WYNNEFIELD’S GOLD PROXY CARD

Dear Fellow Crown Crafts Stockholder:

You’ve heard a lot from us lately about why Crown Crafts’ Board of Directors needs new blood - real independent directors who are committed to building value for all stockholders.

Now, after both sides presented their case to them, the leading independent proxy voting and corporate governance advisory firms have weighed in… and the support for Wynnefield’s director nominees is impressive.

Two of the three leading firms endorsed a vote on Wynnefield’s GOLD proxy card.

A leading firm, PROXY Governance Inc., endorsed both Wynnefield nominees - Frederick G. Wasserman and myself - and wrote in its report:

“PROXY Governance believes that the company is at a crossroads in its development, and we share the dissident's concerns regarding the ability and willingness of the board to undertake a comprehensive review of the company's strategic options. Furthermore, in view of the fact that the current board was formed in connection with the company's 2001 financial restructuring and in consultation with the company's lenders, and that the company has changed substantially since that time, we believe that it would be appropriate to bring on new board members to reflect the company's current position. We believe that Wynnefield's nominees will bring diversity and fresh thinking to the board and, as such, we support their election” (emphasis added).

Institutional Shareholder Services, Inc. (or ISS), the largest and a highly influential firm, wrote in a report to its clients:

“Given that the board and CEO have tenure of 6 years (the length of this restructuring process), and given the significant valuation and performance gap versus comparables, we believe the inclusion of one dissident nominee at the board would add value to deliberations on strategic alternatives, while not being disruptive to the board functioning. As such, we recommend shareholders support dissident nominee Frederick G. Wasserman” (emphasis added).

INDEPENDENT REPORTS VALIDATE WYNNEFIELD’S CONCERNS ABOUT THE REAL ISSUES FACING CROWN CRAFTS:
BUSINESS PERFORMANCE, STRATEGY AND CORPORATE GOVERNANCE

In the words of PROXY Governance, “the company is at a crossroads” (emphasis added) and is at “an important stage in its development.” The proxy voting advisory firms highlight three sets of key issues facing the Company and validate our concerns that the Board and management as currently constituted is not best able to build value for the stockholders, given these difficult challenges.

Business Performance: “Performance Gap” Between Crown Crafts and its Peers.

ISS wrote of the Company’s performance:

“Overall, we believe that there is a performance gap that is not fully explained by the company’s historical debt burden and market dynamics” (emphasis added).

It notes that the Company trades at a lower multiple than comparable publicly traded companies (such as Rus Berrie and Summer Infant) on both a revenue and EBITDA basis, and that the comparable companies are “in growth mode (without any significant acquisition being completed in 2006 at those companies) and are trading at a significant premium based at least on EV/Revenue multiple.”

Even Glass Lewis, a proxy voting advisory firm which did not recommend for the Wynnefield nominees, conceded that, “We agree with the Dissident that the Company’s net sales have been sluggish, with a decline of approximately 0.9% over the past fiscal year and a decline of approximately 16.5% over the past three fiscal years” (emphasis added).

Strategy: Lack of “Objective and Independent Review” of Strategic Opportunities.

A second key area of concern is the Company’s strategy - or lack thereof. In its report, PROXY Governance states that, “Specifically, we share the dissident’s concern regarding the board’s ability and willingness to undertake a comprehensive review of the company’s strategic options, which we believe would be prudent given the company’s size and recent history” (emphasis added).

In its report, the firm continues to say that:

“It is clear that the company is at an important state in its development - Wynnefield and the board each agree that the company’s improved financial position affords new opportunities. However, it is unclear to us the extent to which the board has undertaken an objective and independent review of these opportunities, and we are concerned about the risks to shareholder value from the company embarking on an acquisition-led strategy without such an evaluation. In particular, we are troubled by the board’s unwillingness to hire a financial advisor, and we are concerned that this may reflect the influence that CEO Randall [Chestnut] holds over the board. Furthermore, given that the board essentially dates from the company’s 2001 financing, we feel it would be appropriate for the board to bring in new members to reflect the company’s new capital structure” (emphasis added).

Corporate Governance: “Concern Regarding the Company’s Corporate Governance Practices.”

The reports also discussed issues surrounding the Company’s corporate governance raised by us.

Here it is noteworthy that even Glass Lewis agreed in its analysis with several of Wynnefield's concerns about the incumbent management and Board.

The Glass Lewis report stated that, “We do agree with some of the Dissident’s concerns regarding the Company’s corporate governance practices” (emphasis added). Specifically, Glass Lewis pointed to the lack of an independent lead or presiding director, the fact that the Board’s audit committee only met three times during the last fiscal year and failed to put the selection of the auditor up for shareholder ratification at the 2007 annual meeting and to Company director-nominee Steven Fox’s dual role as a partner at the Company’s law firm and as a member of the Board’s Compensation Committee.

Criticizing Mr. Fox’s dual roles as director and outside legal counsel, Glass Lewis wrote:

“… we question the need for the Company to engage in legal service relationships with its directors. We view such relationships as potentially creating conflicts for directors, as they may be forced to weigh their own interests in relation to shareholder interests when making board decisions. In addition, the Company’s decision regarding where to turn for the best professional services may be compromised when doing business with the law firm of one of the Company’s directors. Mr. Fox also served as a member of the compensation committee during the past fiscal year, which we believe should consist solely of independent directors” (emphasis added).

WYNNEFIELD’S NOMINEES WOULD REPRESENT THE INTERESTS OF THE OUTSIDE STOCKHOLDERS, BRING TO THE BOARD FRESH THINKING AND PERSONS WITH THE REQUIRED FINANCIAL EXPERTISE, BUSINESS ACUMEN, AND COMMITMENT TO STOCKHOLDER VALUE

We believe that the current Board has grown stale and needs an infusion of new blood and fresh thinking. The election of our nominees to the Board will add to the Board persons with the financial expertise, business acumen and commitment to stockholders, necessary to provide new ideas for improving the Company’s performance and building stockholder value.

In its report, PROXY Governance addressed these very issues. It wrote:

“… we are inclined to agree with the dissident that the board’s composition should be changed to better reflect the interests of outside shareholders” and

“Wynnefield is a long-term investor in Crown Crafts and has previously demonstrated the ability, and patience, to work with management in delivering long-term shareholder value. Wynnefield’s nominees, we believe will bring diversity and fresh thinking to the board…” (emphasis added).

Permission to use quotations from the ISS, PROXY Governance and Glass Lewis reports in this letter was neither sought nor obtained.

VOTE FOR THE ELECTION OF NELSON OBUS AND FREDERICK G. WASSERMAN BY USING THE GOLD PROXY CARD
TO DEMONSTRATE COMMITMENT TO CAUSE OF BUILDING STOCKHOLDER VALUE,
OBUS WILL SERVE ON BOARD AS A “DOLLAR-A-YEAR MAN”

We are deeply committed to building stockholder value. We still can’t understand how the Company can rationalize denying a seat at the table to its largest stockholder on behalf of all outside stockholders.

As a clear and concrete demonstration of my personal commitment to this effort, I will accept only $1 per year, plus travel expenses, as my compensation for service on the Crown Crafts Board of Directors.

This contrasts markedly from Mr. Fox, who receives both directors’ fees and whose firm receives legal fees from the Company as compensation.

FOR YOUR CONVENIENCE, WE HAVE MADE ARRANGEMENTS FOR TELEPHONE AND INTERNET VOTING. SIMPLY FOLLOW THE INSTRUCTIONS ON THE GOLD PROXY CARD

Remember that you can vote the GOLD card at any point in this process - even if you previously voted a WHITE card, you can change your vote. Help us to win a voice for outside stockholders.

IT’S NOT TOO LATE TO CHANGE YOUR VOTE TO THE GOLD PROXY CARD

If you have already voted a white proxy card and wish to change your vote, you have every legal right to do so. Simply vote the GOLD proxy promptly by telephone, internet or mail. Only the last dated vote will count.

We urge you to read our proxy material carefully. If you have any questions or if you require assistance in voting your proxy, please call:

MacKenzie Partners, Inc.
(800) 322-2885 (Toll Free)
(212) 929-5500 (Call Collect)

Thank you for your continued support.

Very truly yours,

/s/ Nelson Obus
Nelson Obus